UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number  000-22361
                                                               -----------------

                                  NetBank, Inc.
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             (Exact name of registrant as specified in its charter)

                          ROYAL CENTRE THREE, SUITE 100
                            ALPHARETTA, GEORGIA 30022
                                 (770) 343-6006
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
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            (Title of each class of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)                /X/
                  Rule 12g-4(a)(2)                /_/
                  Rule 12h-3(b)(1)(i)             /_/
                  Rule 12h-3(b)(1)(ii)            /_/
                  Rule 15d-6                      /X/

     Approximate number of holders of record as of the certification notice date: 1
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     NOTE 1: Pursuant to Section 15(d) of the Securities Exchange Act of 1934,
as amended (the "Exchange Act "), the duty of NetBank, Inc. to file reports under Section 15 of the Exchange Act was suspended commencing with the fiscal year beginning January 1, 2009, because its common stock was held of record by less than 300 persons as of that date. NetBank, Inc. is filing this Form 15 to provide notice of the statutory suspension of its filing obligation under
Section 15 of the Exchange Act. (As confirmed by guidance published by the Commission staff, the automatic suspension is granted by statute and is not contingent upon the filing of this Form 15, whether within 30 days after the beginning of the fiscal year as set forth in Rule 15d-6 or otherwise.)

     Pursuant to the requirements of the Securities Exchange Act of 1934, NetBank, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 18, 2009            By: /s/ Cliff Zucker
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                                       Cliff Zucker
                                       Liquidating Supervisor Pursuant to
                                        Chapter XI Proceeding